Exhibit 10.3

Fargo Electronics, Inc.
2006 Non-Employee Director Compensation Summary

The Board of Directors of Fargo Electronics, Inc. approved the following fee schedule to be effective January 1, 2006 for non-employee directors:

Annual Retainer	$20,000
Lead Director	$8,000
Audit Committee chair	$7,000
Audit Committee members	$3,000
Other Committee chairs	$3,000
Other Committee members	$2,000

The Board also approved a grant of 2,100 shares of restricted stock to each non-employee director on the date of Fargo’s 2006 annual meeting.  These shares will vest ratably on a cumulative basis on the first three anniversaries of the grant date.

All cash compensation will be paid quarterly.